                              SERVICING AGREEMENT


          THIS SERVICING AGREEMENT (the "Agreement"), dated as of June 1, 1995, is made and entered into between Green Tree Financial Corporation, a Delaware corporation, as Servicer ("Green Tree" or the "Servicer") and Green Tree Securitized Net Interest Margin Trust 1995-A (the "Trust"), created pursuant to the Trust Agreement among Green Tree Manufactured Housing Net Interest Margin Finance Corp. I ("Finance I"), Green Tree Net Interest Margin Finance Corp. II ("Finance II") and Wilmington Trust Company, a Delaware banking corporation, as Trustee (the "Trustee"). All terms defined in the Guarantee Fee Assignment, the Residual Assets Assignment, the Transfer Agreement (each as defined below) or the Trust Agreement shall have the same meaning in this Agreement.

          WHEREAS, pursuant to that certain Guarantee Fee Assignment dated as of June 1, 1995 (the "Guarantee Fee Assignment"), made by Green Tree in favor of Finance I, Green Tree has transferred its right to receive the Guarantee Fees (as defined in such Guarantee Fee Assignment) to Finance I.

          WHEREAS, pursuant to that certain Residual Assets Assignment dated as of June 1, 1995 (the "Residual Assets Assignment"), made by Green Tree in favor of Finance I and Finance II, Green Tree has transferred the Residual Assets (as defined in such Residual Assets Assignment) to Finance I and Finance II.

          WHEREAS, pursuant to that certain Transfer Agreement dated as of June 1, 1995 (the "Transfer Agreement"), among Finance I, Finance II and the Trust, Finance I and Finance II have transferred the Residual Assets to the Trust.

          WHEREAS, Finance I has issued to the Trust that certain Limited Recourse Note dated August 9, 1995, payable solely from collections on the Guarantee Fees.

          WHEREAS, pursuant to the Guarantee Fee Assignment and the Residual Assets Assignment, Green Tree, in its capacity as Servicer of the Contracts, has agreed to enter into this Servicing Agreement;

          NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, Green Tree and the Trust agree as provided herein:

                                   ARTICLE I
                            REPORTS AND TAX MATTERS

          1.01  Monthly Reports.

          (a) No later than three business days prior to each Distribution Date, the Servicer shall deliver to the Trustee, the Administrator, the Paying Agent (if different from the Administrator) and to the Rating Agencies, a "Monthly Report" with respect to the Senior Certificates substantially in the form of Exhibit A attached hereto.

          (b) No later than three business days prior to each Distribution Date, the Servicer shall deliver to the Trustee and the Administrator copies of each "Monthly Report" prepared by it with respect to each of the Securitized Pools giving rise to the Guarantee Fees and the Residual Assets.

          1.02 Annual Report of Accountants. On or before March 31 of each year, commencing March 31, 1996, the Servicer at its expense shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to make available to the Trustee and the Rating Agencies a report stating that such firm has examined selected documents and records relating to the servicing of manufactured housing conditional sales contracts, including the Contracts covered by the pooling and servicing agreements for the Securitized Pools, [(such statement to have attached thereto a schedule setting forth the pooling and servicing agreements covered thereby including at least one of the Securitized Pools)], in accordance with the Mortgage Bankers Association of America's Uniform Single Audit Program for Mortgage Bankers, or any successsor uniform program, and that, on the basis of such examination, such servicing has been conducted in compliance with the minimum servicing standards identified herein, except for such significant exceptions or errors in records that, in the opinion of such firm, generally accepted auditing standards requires it to report.

                                  ARTICLE II
                                 MISCELLANEOUS

          2.01 Survival of Representations and Warranties. Each party hereto covenants and agrees that its representations and warranties in this Agreement, and in any document delivered or to be delivered pursuant hereto, shall survive the date hereof.

          2.02 Notices. All notices and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and delivered or mailed to the parties hereto at the appropriate following address:

          (a)   If to Green Tree, to:

                Green Tree Financial Corporation
                1100 Landmark Towers
                345 St. Peter Street
                St. Paul, MN  55102-1639
                Attention:  Chief Financial Officer
                Telecopier Number:  (612) 293-5746

          (b)   If to the Trustee, to:

                Wilmington Trust Company
                Attention:  Corporate Trust Administration
                Rodney Square North
                1100 North Market Square
                Wilmington, DE  19890-0001
                Telecopier Number:  (302) 651-8882

          (c)   If to the Administrator/Paying Agent, to:

                First Trust National Association
                Attention: Corporate Trust Administration, Second Floor 180 East 5th Street, Second Floor
                St. Paul, MN  55101
                Telecopier Number:  (612) 244-0089

          (d)   If to the Rating Agencies, to:

                Fitch Investors Service, L.P.
                One State Street Plaza
                New York, NY  10004
                Attention:  ABS Surveillance Group

                Moody's Investors Service, Inc.
                99 Church Street
                New York, New York  10007
                Attention:  ABS Monitoring Department

or to such other address as Green Tree, the Trustee, the Administrator/Paying Agent or the Rating Agencies shall have specified to the others in writing.

          2.03 Amendment and Waiver. This Agreement may be amended or modified, and any of the terms or conditions hereof may be waived, only by a written instrument executed by Green Tree or the Trustee, as applicable, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed or construed as further or continuing waiver or any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement. Green Tree shall mail notice of any such amendment or waiver to the Rating Agencies.

          2.04 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto.

          2.05 Delegation. Green Tree, as Servicer, may delegate some or all of its servicing duties to a wholly-owned subsidiary of Green Tree. Notwithstanding any such delegation, Green Tree shall retain all of the rights and obligations of the Servicer hereunder.

          2.06 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          2.07 Entire Agreement. This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof. The invalidity of any provision hereof shall not affect the validity of any other provision.

          2.08 Binding Effect. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and their respective successors and assigns, any rights, obligations, remedies or liabilities.

          2.09 Headings. The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

          2.10 Governing Law. The internal law, without regard to conflicts of laws principles, of the State of Minnesota will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

          2.11 Non-Petition Covenant. Green Tree hereby agrees that it shall not, for any reason, institute proceedings for the Trust to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Trust, or file a petition seeking or consenting to reorganization or relief under any applicable federal or state law relating to the bankruptcy of the Trust, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Trust or a substantial part of the property of the Trust or cause or permit the Trust to make any assignment for the benefit of creditors, or admit in writing the inability of the Trust to pay its debts generally as they become due, or declare or effect a moratorium on the debt of the Trust or take any action in furtherance of any such action.

          2.12 Limitation of Trustee's Liability. Notwithstanding anything contained herein to the contrary, this instrument has been countersigned by Wilmington Trust Company not in its individual capacity but solely in its capacity as Trustee of the Trust and in no event shall Wilmington Trust Company in its individual capacity, or any beneficial owner of the Trust, have any liability for the representations, warranties, covenants, agreements or other obligations of the Trust hereunder, as to all of which recourse shall be had solely to the assets of the Trust. For all purposes of this Agreement, in the performance of any duties or obligations of the Trust hereunder, the Trustee shall be subject to, and entitled to the benefits of, the terms and provisions of Articles VI, VII and VIII of the Trust Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                              GREEN TREE FINANCIAL CORPORATION,
                                AS SERVICER


                              By
                                 --------------------------------
                                 Its
                                     ----------------------------


                              GREEN TREE SECURITIZED NET
                              INTEREST MARGIN TRUST 1995-A
                                By Wilmington Trust Company,
                                not in its individual capacity but solely as Trustee


                              By
                                 --------------------------------
                                 Its
                                     ----------------------------

                                   EXHIBIT A

                            FORM OF MONTHLY REPORT
             GREEN TREE FINANCIAL NET INTEREST MARGIN TRUST 1995-A
              7.25% SECURITIZED NET INTEREST MARGIN CERTIFICATES

                                               Distribution Date: ____________


Securitized Net Interest Margin Certificates
- --------------------------------------------

 1.   Amount Available                                            ____________

Interest
- -----------

 2.   Aggregate Interest                                          ____________

 3.   Amount Applied to:
      (a)  accrued but unpaid interest                            ____________

 4.   Remaining:
      (a)  accrued but unpaid interest                            ____________

 5.   Monthly Interest                                            ____________

Principal
- ---------

 6.   Current month's principal distribution                      ____________

 7.   Remaining outstanding principal balance                     ____________

 8.   Present value of the projected remaining
      aggregate cashflows of the Guarantee Fees
      and the Residual Assets, as of the immediately
      preceding Distribution Date                                 ____________

 9.   Aggregate principal balance of loans
      refinanced by Green Tree Financial Corporation              ____________

10.   Weighted average CPR                                        ____________

11.   Weighted average CDR                                        ____________

12.   Annualized net loss percentage                              ____________

13.   Delinquency            30-59 day                            ____________
                             60-89 day                            ____________
                             90+ day                              ____________
                             Total 30+                            ____________

Green Tree Financial Net
Interest Margin Trust 1995-A
- ----------------------------

                                            Inside Refinancing
                   Guarantee Fee  Residual    and Repurchase       Total
                     Payments     Payments       Payments         Payments
                     --------     --------       --------         --------
GTFC 1994-5
GTFC 1994-6
GTFC 1994-7
GTFC 1994-8
GTFC 1995-1
GTFC 1995-2
GTFC 1995-3
GTFC 1995-4
GTFC 1995-5


Total Guarantee Fee
  Payments, Residual
  Payments and Inside
  Refinance and
  Repurchase Payments                                             ____________

14.   Total amount of Guarantee Fees Payments and
      related Inside Refinance and Repurchase Payments            ____________

15.   Payment on Finance I Note                                   ____________

16.   Allocable to Interest (current)                             ____________

17.   Allocable to accrued but unpaid interest                    ____________

18.   Allocable to Principal                                      ____________

19.   Finance I Note Principal Balance                            ____________

20.   Accrued and unpaid Trustee Fees                             ____________

21.   Reserve Draw Amount                                         ____________

22.   Remaining balance in Reserve Fund                           ____________

                                      A-2